American CareSource Announces Results for Third Quarter 2013

DALLAS, Nov. 7, 2013 - American CareSource Holdings (NASDAQ: ANCI), a leading national network of ancillary healthcare providers, today reported results for the three months ended Sept. 30, 2013.
Net Revenue
Net revenue for third quarter 2013 was $6.5 million as compared with $8.2 million in the same period a year ago. For the quarter ended Sept. 30, 2013, revenue from ACS’ two significant legacy accounts declined by a combined $2 million, or 61 percent, as compared with the same period in 2012, due to factors described previously by the company. Sequentially, third quarter 2013 net revenue was $6.5 million as compared with $6.4 million in the second quarter of 2013.
Excluding the impact of our two significant legacy clients, revenue from all other accounts increased 7 percent, to $5.4 million from $5 million in same period in 2012. The growth in those accounts was the result of our clients adding employer groups that were not previously accessing our network of ancillary providers, in addition to an increase in the utilization of ancillary service providers and categories that have higher revenue per claim and higher client savings relative to other service providers and categories.
Claims Volumes
ACS billed 30,000 claims during third quarter 2013, a decrease from 37,000 claims billed during the same period last year. The drop was primarily the result of declines in claims volume from the company’s two key legacy client accounts.
Following are claims volumes for the periods presented:

(Claim amounts in 000s)	Q3 2013	Q2 2013	Q3 2012
Claims:
Processed	36	39	46
Billed	30	32	37
Contribution Margin

Contribution margin for third quarter 2013 decreased to 11.8 percent, as compared with 12.1 percent during third quarter 2012. Provider payments as a percentage of revenue improved from 75 percent in the third quarter of 2012 to 74.1 percent in the same period this year. The increase in margin on provider payments was the result of revenue generated from specific ancillary service categories and providers, which create significant savings for our clients. The mix of clients, service categories and providers utilized shifted to those that have historically contributed higher margins, as compared with third quarter 2012.
Contribution margin also was negatively affected by the cost of claims administration and provider development. Those costs, as a percentage of revenue, increased to 10 percent in the quarter from 9 percent in the third quarter a year ago. The increase was the result of the decline in quarterly revenue as compared with the same period last year. In absolute dollars, claims administration and provider development costs decreased 11.9 percent, to $653,000, compared with the third quarter 2012. The decline was primarily the result of a decline in headcount related to natural attrition and resource adjustments.
Following is a comparison of statement of operations components as a percentage of net revenue:

	Q3 2013	Q2 2013	Q3 2012
Provider payments	74.1%	76.5%	74.7%
Administrative fees	4.1%	4.3%	4.2%
Claims administration and provider development	10.0%	9.0%	9.0%
Total cost of revenues	88.2%	89.8%	87.9%
Selling, General and Administrative Expenses (SG&A)
SG&A for the third quarter of 2013 decreased to $1.4 million from $1.8 million in the same period last year. The decrease was primarily the result of an adjustment in the overall cost structure of the Company during the third quarter. The adjustment included a reduction in sales and strategic consulting services and legal and audit fees. In addition, natural attrition and resource adjustments to headcount contributed to the decrease in SG&A as compared with third quarter of 2012.
SG&A was 21.9 percent of revenues in the quarter of 2013, as compared with 22 percent in the year-ago quarter.

Adjusted EBITDA
Adjusted EBITDA for the quarter was a loss of $548,000, compared with a loss of $705,000 in the prior-year period.
Adjusted EBITDA is defined as operating income or loss before interest, income taxes, depreciation and amortization and excludes the impact of non-cash stock-based compensation expense, severance charges, amortization of long-term client agreements, strategic transaction-related costs and other non-cash charges. Adjusted EBITDA should be considered in addition to, but not in lieu of, income or loss from operations reported under generally accepted accounting principles (GAAP).
A reconciliation of adjusted EBITDA to operating income or loss is provided in the tables accompanying this release.
Financial Liquidity
Total cash and cash equivalents as of Sept. 30, 2013, were $6.4 million, as compared with $7.8 million on June 30 and $10.7 million as of Dec. 31, 2012. During the third quarter, the Company invested $500,000 in a joint project with a strategic partner that will facilitate the implementation of future business and will assist the Company in growing and developing its network of ancillary providers.
About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of approximately 5,100 ancillary service providers and approximately 34,000 sites through its subsidiary, Ancillary Care Services. ACS provides ancillary healthcare services through its network that offers cost-effective alternatives to physician and hospital-based services. These providers offer services in 31 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment. The company’s ancillary network and management provide a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to the company’s plans, objectives and expectations for future operations, projections of the company’s future operating results or financial condition, and expectations regarding the healthcare industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the company’s dependence upon its two largest clients and recent declines in their business, the company’s inability to attract or maintain providers or clients or achieve its financial results, changes in national healthcare policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the company’s ability to integrate with its clients, consolidation in the industry that affect the company’s key clients, changes in the business decisions by significant clients, term expirations of contracts with significant clients, possible termination of relationship with significant clients, increased competition, decisions by service providers in the company’s network to terminate their agreements with ACS, the company’s inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the company’s periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise these forward-looking statements.
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Investor Relations Contact:
Matthew D. Thompson, CFO and acting COO
mthompson@anci-care.com
Phone (972) 308-6830

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(amounts in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012

Net revenues	$6,493	$8,186	$20,541	$25,802

Cost of revenues:
Provider payments	4,811	6,119	15,539	18,992
Administrative fees	265	340	853	1,168
Claims administration and provider development	653	740	2,019	2,317
Total cost of revenues	5,729	7,199	18,411	22,477

Contribution margin	764	987	2,130	3,325

Selling, general and administrative expenses	1,424	1,836	5,016	5,097
Depreciation and amortization	192	222	615	662
Total operating expenses	1,616	2,058	5,631	5,759

Loss before income taxes	(852)	(1,071)	(3,501)	(2,434)
Income tax provision	6	4	17	28
Net loss	$(858)	$(1,075)	$(3,518)	$(2,462)

Loss per basic and diluted common share	$(0.15)	$(0.19)	$(0.62)	$(0.43)

Basic and diluted weighted average common shares outstanding	5,716	5,711	5,711	5,706

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012

Net loss	$(858)	$(1,075)	$(3,518)	$(2,462)
Income tax provision	6	4	17	28
Depreciation and amortization	192	222	615	662
Other	(6)	(6)	(21)	(15)
EBITDA	(666)	(855)	(2,907)	(1,787)
Non-cash stock-based compensation expense	68	81	221	333
Amortization of long-term client agreement	—	62	—	187
Severance charges (included in selling, general and administrative expenses)	—	7	216	77
Strategic transaction-related costs	50	—	50	—
EBITDA, as adjusted	$(548)	$(705)	$(2,420)	$(1,190)

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$6,427	$10,705
Accounts receivable, net	1,723	2,432
Prepaid expenses and other current assets	444	296
Total current assets	8,594	13,433

Property and equipment, net	1,284	1,593

Other assets:
Other non-current assets	612	238
Intangible assets, net	672	768
TOTAL ASSETS	$11,162	$16,032

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities:
Due to service providers	$1,595	$3,100
Accounts payable and accrued liabilities	1,270	1,343
Total current liabilities	2,865	4,443

EQUITY
Common stock	57	57
Additional paid-in capital	23,071	22,845
Accumulated deficit	(14,831)	(11,313)
	8,297	11,589
TOTAL LIABILITIES AND EQUITY	$11,162	$16,032

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(amounts in thousands)

	Year ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(3,518)	$(2,462)
Adjustments to reconcile net loss to net cash used in operations:
Non-cash stock-based compensation expense	221	333
Depreciation and amortization	615	662
Amortization of long-term client agreement	—	187
Deferred income taxes	1	3
Changes in operating assets and liabilities:
Accounts receivable	709	1,697
Prepaid expenses and other assets	(523)	—
Accounts payable and accrued liabilities	(73)	73
Due to service providers	(1,505)	(1,103)
Net cash used in operating activities	(4,073)	(610)

Cash flows from investing activities:
Investments in software development costs	(199)	(302)
Additions to property and equipment	(11)	(100)
Net cash used in investing activities	(210)	(402)

Cash flows from financing activities:
Proceeds from exercise of equity incentives	5	—
Payment of income tax withholdings on net exercise of equity incentives	—	(8)
Net cash provided by (used in) financing activities	5	(8)

Net decrease in cash and cash equivalents	(4,278)	(1,020)
Cash and cash equivalents at beginning of period	10,705	11,315

Cash and cash equivalents at end of period	$6,427	$10,295

Supplemental cash flow information:
Cash paid for taxes	$63	$49

Supplemental non-cash operating and financing activity:
Accrued bonus paid with equity incentives	$—	$23